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EXHIBIT 99

                        U S WEST and CWA Reach Tentative
                           Agreement on Labor Contract


DENVER, Aug. 31 -- U S WEST and the Communications Workers of America have reached a tentative agreement on a new three-year contract. The agreement provides U S WEST employees with an attractive wage and benefits package, and innovative efforts which will improve customer service -- including a voluntary pay-for-performance plan that rewards employees for improving service to customers. Reductions in mandatory overtime are provided and for more notification of schedule changes and flexibility on vacation time.

Over three years, the tentative agreement will increase wages by 10.9% and pensions by 21%. The agreement also provides for more flexible work schedules, and quality call monitoring.

The agreement ends a strike called by CWA at midnight August 15, 1998. The pact now must be ratified by employees, who will begin returning to work as soon as possible, at their next scheduled tour of duty.